Crown Cork & Seal Company, Inc.
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported) September 22, 1998


                        Crown Cork & Seal Company, Inc.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)



      Pennsylvania                    1-2227                   23-1526444
    -----------------              ------------             -------------------
     (State or other               (Commission              (I.R.S. Employer
     jurisdiction of               File Number)             Identification No.)
     incorporation)


    One Crown Way, Philadelphia, PA                             19154-4599
    ----------------------------------------                    ----------
    (Address of principal executive offices)                    (Zip Code)



    Registrant's telephone number, including area code  215-698-5100
                                                        ------------













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                        Crown Cork & Seal Company, Inc.


ITEM 5.  OTHER EVENTS

         On September 22, 1998, Crown Cork & Seal Company, Inc. issued the following News Release:


                CROWN CORK & SEAL OUTLINES STRATEGIC INITIATIVES
                          TO ENHANCE SHAREHOLDER VALUE

- Significant increase expected in free cash flow driven by a planned reduction in future capital expenditures

- Authorization to repurchase up to ten million preferred and common shares (7.5% of the outstanding stock) in open market transactions

- Return on invested capital (ROIC) target of 11% by year 2002, a 50% improvement over 1998

-  New incentive compensation program linked to achievement of ROIC target

-  E.P.S. guidance adjusted in the face of unusual market factors

-  New cost reduction program to be implemented

Philadelphia, PA - September 22, 1998. Crown Cork & Seal Company, Inc. (NYSE & Paris Bourse: CCK) announced that its Board of Directors has approved several strategic initiatives designed to enhance shareholder value over the next several years. The initiatives include a sharp reduction in planned capital expenditures over the next few years; an increased authorization for share repurchases; establishing a target for, and basing incentive compensation on achieving, return on invested capital; and a new cost reduction program. These initiatives are unveiled in the face of unusual market factors which are restraining the growth of the Company's earnings this year.

William J. Avery, Chairman and Chief Executive Officer, stated: "The initiatives we are outlining today will enable us to generate the highest possible returns from our strong competitive positions around the world. They reinforce our commitment to improved profitability and enhanced value to shareholders."

                        Crown Cork & Seal Company, Inc.


Increase in Free Cash Flow
--------------------------
The Company is well positioned to substantially reduce capital expenditures over at least the next two years following the successful integration of the CarnaudMetalbox (CMB) operations. Capital expenditures are expected to decline to approximately $300 million per year in 1999 and 2000. As a result, the Company should be able to generate free cash flow of approximately $1 billion over the next two years and approximately $2.5 billion over the next four years. Between 1996 and this year-end, the Company will have committed approximately $1.6 billion to capital expenditures.

Mr. Avery described some of the consequences of the change in the capital allocation process. "Plant-level efficiency should benefit from a relatively stable operating environment now that the numerous CMB integration initiatives have been completed. Fewer new equipment installations going forward also will result in less plant disruption. As we spend less going forward, we will be much more demanding in terms of the expected return from what we deploy," added Avery.

Authorization to Repurchase Shares
----------------------------------
The Board of Directors authorized the repurchase of up to ten million preferred and common shares, which represents approximately 7.5% of the total current shares outstanding. Purchases will be made from time to time in open market transactions at prevailing prices or in negotiated private transactions at management's discretion. This authorization follows the virtual completion of the previous 3.5 million share repurchase program that was approved in 1994. In addition, the Company repurchased approximately 5% of its outstanding equity securities in a single transaction in March 1998.

The Company is confident that it can reduce debt while also pursuing share repurchases over the next several years. "Debt reduction will be beneficial to our balance sheet and these initiatives should enhance our credit profile," added Avery. In addition, the Board of Directors reaffirmed its intention to maintain the dividend of $1.00 per common share. Based on closing market prices on September 18, the common dividend yield is 2.7%, while the convertible preferred shares offer a current yield of 5.2%.

Return on Invested Capital
--------------------------
Management traditionally has considered growth in net income and earnings per share to be the most important measures of performance. Going forward, it intends to add return on invested capital (ROIC) as one of its key metrics. A target of 11% ROIC by 2002 has been set, which represents a 50% improvement over the result expected for 1998.

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                        Crown Cork & Seal Company, Inc.


In  conjunction  with  this  initiative,   the  Company  will  establish  a  new
ROIC-linked incentive compensation program for senior management. A consultant will assist in implementing this program by year-end.

The Company will utilize a number of tactics to achieve its ROIC target. These tactics include (i) reducing invested capital through debt reduction and share repurchases, (ii) dedicating capital expenditures to better return projects,
(iii) improving the market position of selected businesses, (iv) reducing exposure to long-term underperformers, and (v) reducing costs throughout the Company. The Company will also carefully reevaluate its customer relationship management practices worldwide. "If we are better focused on providing the products and services that are truly useful to our customers, we will be more successful in creating improved returns for the value we add to their processes," said Avery.

Outlook for Earnings per Share
------------------------------
The Company's operating performance for the second half of 1998 has been negatively affected by several factors, some of which may be considered non-recurring. These factors include a generally weak food pack on the west coast of the U.S., disruptions in normal trading patterns, primarily in the U.K, and foreign currency weakness in Mexico, Canada and Brazil.

Mr. Avery offered some perspectives on the factors affecting the second half results. "Food and beverage can demand is reasonably stable over at least a three to five year period. Distortions in weather patterns in 1997 and 1998 have in some parts of the world led to lower consumption (as in Northern Europe for beverages) and crop yields. We are also experiencing volatility in foreign exchange and economic conditions that disrupt normal trading patterns for our customers. The best illustration of these consequences on our business is in the U.K., where the strong pound is driving higher than normal imports of filled product, reducing demand for packaging from our resident plants there. The strong pound also hurts our U.K. customers as they are relatively less competitive in exporting their own filled products," explained Avery.

Despite these challenges, the Company expects earnings per share from continuing operations in 1998 to grow 3-7% to $2.30-$2.40 per share compared to $2.24 per diluted share in 1997. Results for the third quarter, however, are expected to be lower than in the same period last year. At this time, the Company expects third quarter earnings to be $0.80-$0.82 per diluted share versus $0.90 in the third quarter of 1997. "Notwithstanding the modest improvement expected this year, E.P.S. from continuing operations will have grown by 14% per year between 1995 and 1998 based on the midpoint of our guidance range," said Alan W. Rutherford, Executive Vice President and Chief Financial Officer.

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                        Crown Cork & Seal Company, Inc.


Cost Reduction Program
----------------------
While many of the factors described above are expected to be temporary in nature, management has nevertheless decided to bolster its efforts to further reduce costs. There will be a non-recurring, after-tax charge in the third quarter of approximately $121 million to rationalize certain facilities across the Company, which will reduce the number of employees by approximately 2,700 or almost 7% of the total workforce. These actions are expected to generate after-tax savings of approximately $64 million on an annualized basis when fully implemented. The rationalization of less efficient capacity follows a series of productivity related investments at the plant level over the past several years. This initiative will bolster an on-going program of cost reduction around the world, including certain European projects such as the Shared Service Center implementation, among others.

Mr. Avery concluded his remarks by saying: "Despite a competitive marketplace and global economic volatility, the Company will continue to deliver solid, sustainable earnings growth. Having already become the world packaging leader in terms of sales, we are now reinforcing our commitment to improve profitability and enhance value to shareholders."

Crown Cork & Seal is the leading supplier of packaging products to consumer marketing companies around the world. The Company generated net sales in 1997 of $8.5 billion from 247 manufacturing facilities located in 49 countries. World headquarters are located in Philadelphia, Pennsylvania, USA.

This news release contains "forward-looking statements" which are qualified by reference to the discussion of "forward-looking statements" in the Company's Form 10-Q Quarterly Report for the quarter ended June 30, 1998, Form 10-K Annual Report for the year ended December 31, 1997, and in subsequent filings.

                                   * * end * *






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                        Crown Cork & Seal Company, Inc.







                                    SIGNATURE


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, CROWN CORK & SEAL COMPANY, INC. HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.


                                            CROWN CORK & SEAL COMPANY, INC.
                                            -------------------------------



                                             BY:  /s/  Timothy J. Donahue
                                                  -------------------------
                                                  Timothy J. Donahue
                                                  Senior Vice President and
                                                  Corporate Controller



Date:  September 30, 1998